Exhibit (a)(1)(D)

Offer To Purchase For Cash
All Outstanding Shares of Common Stock
of
TENGASCO, INC.
a Delaware corporation
at
$0.2736 NET PER SHARE
Pursuant to the Offer to Purchase dated June 25, 2015
by
ICN FUND I, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT THE END OF THE DAY, 12:00
MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 25, 2015, UNLESS THE OFFER IS EXTENDED
OR EARLIER TERMINATED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE
“EXPIRATION DATE”).

____________

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by ICN Fund I, LLC, a Texas limited liability company (“Purchaser”), to act as Information Agent in connection with Purchaser’s offer to purchase all outstanding shares of common stock, par value $0.001 per share (“Shares”), of Tengasco, Inc., a Delaware corporation (“Tengasco”), at a purchase price of $0.2736 per Share, net to the seller in cash, without interest thereon and subject to any required withholding taxes, upon the terms and subject to the conditions set forth in the offer to purchase, dated June 25, 2015 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

The Offer is not subject to any financing condition. The Offer is, however, subject to the satisfaction of the Minimum Condition (as defined in the Offer to Purchase), the Governmental Entity Condition, and Litigation Condition, and the other conditions described in the Offer to Purchase. See Section 15 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included Internal Revenue Service Form W-9;

3. A notice of guaranteed delivery to be used to accept the Offer if Shares and all other required documents cannot be delivered to Issuer Direct Corporation (the “Depositary”) by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date (the “Notice of Guaranteed Delivery”);

4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5. A return envelope addressed to the Depositary for your use only.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at the end of the day, 12:00 midnight, New York City time, on August 25, 2015, unless the Offer is extended or earlier terminated.

The board of directors of Tengasco, has recommended to its shareholders that they not tender their shares in Form SC 14D-9 (statement of ownership solicitation) filed on July 13, 2015, as amended on July 21, 2015.

For Shares to be properly tendered pursuant to the Offer, (a) the share certificates or confirmation of receipt of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company pursuant to the procedure for tendering shares, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or, in the case of a book-entry transfer, either such Letter of Transmittal or an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of such Letter of Transmittal, and any other documents required by the Letter of Transmittal, must be timely received by the Depositary or (b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal. You may gain some additional time by making use of the Notice of Guaranteed Delivery. Shares tendered by the Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition, unless and until such Shares and other required documents are delivered to the Depositary prior to the Expiration Date. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares.

Except as set forth in the Offer to Purchase, Purchaser will not pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the address and telephone number set forth below.

Very truly yours,

Issuer Direct Corporation

Nothing contained herein or in the enclosed documents shall render you or any other person the agent of Purchaser, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

The Information Agent for the Offer is:

Issuer Direct Corporation
500 Perimeter Park Drive, Suite D
Morrisville, NC 27560
eddie.tobler@issuerdirect.com
p.(919) 744-2722
f.(646) 225-7104
www.issuerdirect.com